Rodd M. Baxter
                              Cowen Asset Management
                              Financial Square
                              New York, NY  10005-3597

                              November 5, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:     Rule 24f-2 Notice
                  Cowen Standby Tax-Exempt Reserve Fund, Inc.
                  Securities Act File No. 2-98681
                  Investment Company Act File No. 811-4344

Gentlemen:

     You have requested that, as counsel to Cowen Standby Reserve Fund, Inc., (the "Fund"), I render an opinion in connection with the filing by the Fund of a notice required by Rule 24f-2 under the Investment Company Act of 1940 (the "Notice") for the Fund's fiscal year ended September 30, 1996. The Notice states that, during the fiscal year ended September 30, 1996, the Fund had net sales of $48,519,373 worth of its shares of common Stock, $.001 par value per share (the "Shares"). The Notice also states that the aggregate public offering price of shares sold was $733,917,433 (including $4,508,174 worth of shares issued upon automatic reinvestment of dividends), and an aggregate of $685,398,060 worth of Shares were redeemed during the fiscal year. As stated in the Notice, all of the Shares were sold in reliance upon registration under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940.

     I have examined the Fund's Articles of Incorporation, its By-Laws, resolutions adopted by its Board of Directors, and other records and documents that I have deemed necessary for the purpose of this opinion. I have also examined certain other documents, papers, statutes and authorities as I have deemed necessary to form a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, and assuming that all of the Shares were sold in accordance with the terms of the Fund's Prospectus in effect at the time of sale, I am of the opinion that the Shares were legally issued, fully paid and non-assessable by the Fund.

                              Very truly yours,

                              /s/ Rodd M. Baxter

                              Rodd M. Baxter